Exhibit 99.2
Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

Operator:	Good day, everyone, and welcome to the Viasystems Group Fourth Quarter 2009 Results Conference Call. This call is being recorded. With us today from the company is the Chief Executive Officer, David M. Sindelar; Chief Financial Officer, Jerry Sax; and the Vice President of Investor Relations, Dee Johnson.

At this time I would like to turn the call over to Dee Johnson. Please go ahead, Ma’am.

Dee Johnson:	Thank you, Allison. I’d like to welcome everyone to the Viasystems Group Investor Conference Call for the fourth quarter of 2009. If you need a copy of today’s earnings press release, you’ll find it at viasystems.com.

As you most likely know, we have recently completed the acquisition of Merix Corporation, and on February 17th Viasystems began trading on the Nasdaq under the ticker symbol VIAS.

My name is Dee Johnson and I joined Viasystems in January to lead the investor relations function and make sure that Viasystems was responsive to you. My direct phone number is on the press release, and I look forward to getting to know you.

I’d like to clarify that the results we’re presenting today are the results of Viasystems Group, Inc. There are SEC filings out there for past periods for Viasystems, Inc., which is a subsidiary of Viasystems Group, Inc. I’d like you to be careful not to confuse the two.

Our presenters here today in St. Louis are Chief Executive Officer, Dave Sindelar and Chief Financial Officer, Jerry Sax.

I want to remind you that any forward-looking information we provide is given in reliance upon the safe harbor provisions of the Securities Litigation Reform Act of 1995. The comments we will make today are management’s best judgment based on information currently available. Our actual results could differ materially from any forward-looking statements that we might make. The company does not intend to update this information to reflect developments after today and disclaims any legal obligation to do so. Please review today’s press release and recent SEC filings such as the Form S-1 filed on February 10th for a more complete discussion of factors that could have an impact on the company’s actual results.

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Q4 2009 Results Conference Call
February 24, 2010

I’ll now turn the call over to our CEO, Dave Sindelar.

David Sindelar:	Great. Thanks, Dee. Good morning, everybody, and thank you for joining us today. I’d especially like to welcome the former Merix investors who are now VIAS shareholders.

I’d like to prepare—begin by reviewing the benefits of the merger and who we are. Please turn to slide 4. We have expanded our path to market because Merix and Viasystems work through different channels. We expanded our customer base significantly, so we’re now a bigger, broader player, and we have maintained and improved the balance among our end markets. We are proud of our portfolio blue chip customers in the diverse end markets. We like where we are on the technical side. Viasystems has a world-class engineering group which has been supported by the engineers in various regions of the world. We now combine that world-class engineering group with Merix in North America. It gives us the best of both sides of the world.

Our manufacturing capabilities are also the best on both worlds. We now offer quickturn capabilities for printed circuit boards in both North America and Asia, including the rapid prototyping capability at the Merix San Jose facility. We can support the full lifecycle with product migration to our mid-volume plant in Forest Grove and to the high-volume facilities in Asia. We have advanced manufacturing capabilities such as high-layer comp boards up to 60 layers, large format boards, advanced materials, and advanced processes such as copper-filled microvias. Our capabilities extend beyond printed circuit board fabrication to assembly of electro-mechanical solutions in both Mexico and China. I believe we now offer our customers the broadest array of capabilities in our industry.

Our merger justification did not include any revenue synergies, but we see numerous opportunities to cross sell full lead-time and Quickturn customers with both the E-M solutions and PCBs. In North America and China, such revenue synergies, because of the design and test and audit qualification requirements, may not show up in our results for 6 to 12 months, but I’m convinced that they’re there.

The final point regarding the benefits of the merger, we identified $20 million of cost synergies. Most of this is in the duplicate corporate cost, and the rest is sharing the best practices. During the quarter we will initiate all the necessary actions. We don’t have all the timing identified right now, but we’ll clearly be at the $20 million runrate as we exit this year, and possibly earlier.

Let’s now move to our end markets. On slide 5, the pie chart on the left is Viasystems’ standalone sales by market for 2009, and the pie chart on the left is the combined Via/Merix market mix. My comments will be with respect to the

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Q4 2009 Results Conference Call
February 24, 2010

combination. On a combined basis, about 32 percent of our business is in the automotive market. Our largest automotive customers are focused on the American and European vehicle manufacturer, and we expect to participate in the recovery of volume in those markets along with the growth in the electronic content and trends like hybrid and electric vehicles, but we are very focused on the Chinese automotive market. We participate in the Chinese automotive market through the Western world OEMs and tier 1 manufacturers. Chinese cars have not had the same level of features and technology that are prevalent in the Western world, but with the acquisitions of brands such as Hummer, Volvo and Saab, these Chinese companies are rapidly acquiring the need for technology. Our goal is to be in position to capture the increasing sophisticated market.

Telecommunication is our second largest market, at 29 percent of our combined 2009 revenue. Our market is the infrastructure side. We really don’t participate in the consumer handheld devices. Capital investment in the wireless infrastructure has been hurt by the recession, as most industries had a dramatic pull-back, Telecom was no different. But we see generally from this market is a steady base with frequent spikes relative to new projects resulting from stimulus spending or infrastructure build-out, so to succeed, we need to be ready to catch the orders as they spike.

We call our third market industrial and instrumentation, or I&I. It’s about 22 percent of our combined net sales and include manufacturing for a wide range of applications, from wind turbines to medical equipment, about 30 percent of our industrial and instrumentation revenues driven by alternative energy products, and the rest is more GDP-driven.

Fourth for us is the computer datacom market. For those of you who followed Merix, Merix viewed telecom and datacom as one market, but we split them out separately. Computer datacom is about 12 percent of our net sales. I think this is potentially one of the faster-growing markets, not only because of what will be a recovery from the pull-back in spending in the markets over the last 12 to 18 months, but also because I think this is where our combined quickturn high-volume manufacturing model will provide us a lot of opportunities going forward.

Then finally, about 4 percent of the business is in the defense and aerospace market. All of this comes from the Merix side, where a lot of hard work has occurred over the last several quarters to establish the capabilities and the certifications necessary to compete in this category. That’s a market we’re focused on, and since it’s a new market for us, we expect market share gains to be key for us rather than market growth.

Turning to slide 6, our fourth quarter results for Viasystems reflects the recovery you’ve seen in other electronic manufacturers and in our end markets. Our

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standalone net sales, excluding the closed facility, were up more than 8 percent sequentially, and that was our third quarter of sequential sales improvements. We expect this sequential strength to continue over the next couple quarters of 2010 due to the normalization of our orders and a slight recovery in our markets. The biggest challenge we’re going to have over the next three to nine months is trying to judge the trajectory of the recovery. In other words, to what extent is this a full-fledged recovery? How much of it is just a restocking of inventory in the channel, and what is the real market demand? Then we’ll need to see how these increases in market demand and production will play out in material costs, labor costs, pricing, and what needs to happen with our capacity. Obviously these positive volume trends are great for our business, as we tend to have a significant amount of fixed costs, especially in the printed circuit board segment. Historically the fall-through EBITDA margin in printed circuit boards is very significant, in the 30 to 40 percent range, and in the assembly segment, 10 — excuse me, 15 to 20 percent.

Our gross margins in the fourth quarter, excluding depreciation and amortization, were 22.5 percent. These are the best margins we’ve posted in many quarters. The fourth quarter margins were very strong and do not reflect the most recent annual price negotiations, material and labor inflation that seems to be occurring, nor the hope for volume increases. With all this said, we don’t expect to see a sequential increase in the first half margin as dramatic as the third quarter to fourth quarter increases. With the merger, I should point out that the gross margins of Merix have historically been lower than Viasystems, and the inclusion of the Merix results in ours will generate a lower combined margin percentage — not dollars, but percentage.

As you can see by our year-end results, consolidated net sales are still not back at the pre-recession level. Our adjusted EBITDA margins improved from 11 percent to 14 percent year over year on lower sales because of cost reductions we implemented over the past year. We’ve also completed the closing of our Milwaukee assembly operation in the second quarter of 2009. Some of the cost reductions, such as restricting travel, delaying salary increases, are not permanent, and as the economy recovers, we expect to see some of these restrictions to be put back in place, and as a result, we see modest increases in selling and general administrative expenses. In addition to managing through the recovery, our focus in the near term will be to achieve the $20 million cost synergies as a result of the merger and to effectively integrate the two companies so we can begin to give our customers the benefit of our expanded offering. I believe we’ve created a financially sound company with access to over $125 million of liquidity, which should allow us to grow along with our customers’ end markets.

I’d like to take a minute to talk about our corporate governance, since this is an important transition for all of us. We now have 12 members on our Board of Directors, 7 of which are independent, 5 of which are either company executives

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February 24, 2010

or directly associated with significant shareholders. We have an independent, non-executive Chairman. From this point on, we’ll have an independent Nominating Committee, Audit Committee and Compensation Committee. The Board has chosen to adopt all the governance and reporting standards that would—that apply to widely-traded public companies. We believe this is the proper way to govern Viasystems as a new public company and to discharge our responsibilities to our stakeholders.

With that, I’d like to introduce Jerry Sax, our Senior Vice President and Chief Financial Officer, who will discuss our fourth quarter and full-year results.

Jerry Sax:	Thanks, Dave. I’ll begin by commenting on the results of our operations during the fourth quarter that ended December 31, 2009. I’ll also cover some highlights of our 2009 cash flows, in particular the financing activities we completed during the fourth quarter and our working capital trends and metrics. I’ll then conclude with some color commentary regarding the February Viasystems recapitalization and the February Merix merger in an effort to help you understand some of the changes to expect in our first-quarter balance sheet and results.

On slide 7 of the presentation materials, you’ll see that Viasystems’ standalone consolidated net sales in the fourth quarter were $131.4 million, an increase of 8.5 percent sequentially from $121.1 million in the third quarter. Although this is still about 5 percent under the fourth quarter ‘08 sales results for the six legacy factories in our PCB and assembly segments, as Dave mentioned in his remarks, this was our third consecutive quarter of sequential revenue improvement for the combination of the segments. Net customer sales in our printed circuit board segment were $100.6 million. That’s a sequential increase of 18 percent compared with $85.2 million in the third quarter. Eleven of that 18 percent improvement came from increased volume, which we measure as surface square feet shipped. The balance came from a richer product mix and some other lesser factors, including currency. Our PCB segment also enjoyed a 5 percent year-over-year increase in net customer sales in the fourth quarter of ‘09 compared to the fourth quarter of ‘08. For that comparison, a volume increase of approximately 8 percent was partly offset by price reductions granted at the beginning of 2009 to reflect lower commodity costs.

In our assembly segment, fourth-quarter sales were $30.8 million, decreasing 14.2 percent from $35.9 million in the third quarter. This dip in the sales result came primarily from customer deferrals of their projects, including wind power farm construction.

Cost of goods sold, which, as Dave mentioned, excludes depreciation and amortization, which we classify separately on our income statement, improved almost 200 basis points, from 79.4 percent of net sales in the third quarter down to

Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

77.5 percent of sales in the fourth quarter, reflecting improved factory utilization, improved product mix, and our continued focus on cost containment. This resulted in the highest quarterly gross margin percentage since before the market meltdown, and this drew our full-year average cost of sales down to 80.2 percent of net sales for the year.

Moving on to SG&A expenses in the fourth quarter, they were $13 million compared with $10.5 million in the third quarter. There were two principal reasons for this increase. First, the merger-related costs of $1.8 million in the fourth quarter were $1 million greater than the costs incurred in the third quarter. Second, incentive compensation increased by approximately $1.3 million sequentially. Normalizing for incentive compensation, for merger costs and for the timing of our cost reduction, our SG&A costs have been approximately $11 million per quarter for the past five quarters.

Depreciation and amortization costs remain relatively constant for our business and they don’t warrant additional commentary at this point, so I’ll jump down a couple of line items to the restructuring and impairment costs. We reported $1.5 million of restructuring/impairment costs in the fourth quarter of 2009, related primarily to non-cash write-off of older PCB production equipment which had been idled in connection with the market turndown last year and that is no longer adequate to meet the specifications of our richer product mix today. These are essentially the final charges related to the restructuring that began in the fourth quarter of 2008, for which we now have reported a cumulative $15.6 million of cash restructuring costs and a cumulative $6.5 million of non-cash impairment charges during the past five quarters.

While we use operating income as a primary measure of our performance, we also monitor adjusted EBITDA as a part of our incentive compensation plan and our bank reporting. We’ve provided a reconciliation of operating income to adjusted EBITDA in this morning’s press release. Adjusted EBITDA was $18.6 million in the fourth quarter or 14.2 percent of net sales, compared with $15.5 million or 12.8 percent of net sales in the third quarter of 2009. As Dave mentioned in his remarks, our adjusted EBITDA performance as a percent of net sales improved significantly compared to the year-ago fourth quarter, when adjusted EBITDA was $16.3 million or just 11 percent of net sales, reflecting successful restructuring and cost reduction efforts during the past year. Again, this was the best quarterly adjusted EBITDA percentage we’ve seen since prior to the market decline late in 2008.

Much of the income statement below operating income will change following our February recapitalization and the merger with Merix, but let me share some highlights. Net interest expense of $10 million in the fourth quarter compares to $8.2 million in the third quarter and it includes an approximate $1.9 million

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Q4 2009 Results Conference Call
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increase in bond interests costs, offset by a reduction in bank credit agreement interests costs. As we announced in mid-November, we placed our new $220 million/12 percent notes which mature in January 2015, yet we continued to carry approximately $106 million of our old 10.5 percent notes through year end and, indeed, up through their no-premium call date in mid-January 2010. So our first-quarter 2010 will continue to include some noise around the 10.5 percent notes, which we finally retired in mid-January. Our Class A junior preferred stock had terms similar to debt, so US GAAP required us to report it with that and to include its accretion with our interest expense as a reduction of net income. Approximately $2.8 million of interest expense in the fourth quarter is that non-cash accretion on the Class A preferred stock, which compares to approximately 2.7 million in the third quarter. Obviously, we expect that, after the events of the first quarter, our interest expense will change significantly from what we’ve seen to date, and I anticipate that we will be in the range of $7.2 million per quarter on a going-forward basis.

My final comment on the income statement will be about our income tax provision, which was $3.4 million in the quarter and which is related primarily to tax obligations in China and Hong Kong. We have lost carry-forwards in the US and other jurisdictions that shelter our income outside of China and Hong Kong. Cash taxes related purely to 2009 operations were approximately $5 million — again, all in China and Hong Kong. China’s also recently introduced dividend and service charge withholding taxes for cash exiting the country that have increased our cash taxes by approximately $2 million annually, and we’re working on plans now to mitigate those new withholding taxes.

Moving on to the cash flows on slide 8, you’ll see that net cash provided by operating activities was $47.6 million for the calendar year ended 2009, compared to $53.7 million in 2008. A significant portion of that cash was generated from the conversion of working capital during the first half of 2009, though working capital consumed a modest $800,000 during the final quarter of 2009. Our days sales outstanding of 61.3, our inventory turns of 8.3 and our days payable outstanding of 80.1, each ended the year in line with our historical trends and resulted in about a 25-day cash cycle.

Capital expenditures in 2009 were $21.9 million, including $7.2 million in the final quarter. That compares with $48.9 million in the full year 2008, reflecting our prudent approach to capital spending during the market downturn.

Financing activities during 2009 look very complicated in the cash flow statement, but they relate to only a couple of transactions which occurred primarily during the final quarter of the year. It may be helpful to look ahead to slide 9 to see the ending debt balances here. The most significant financing transaction was the November 2009 private placement of $220 million of notes

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that are due 2015, which was net of $8.2 million of original issue discount. The proceeds from that placement covered issuance costs, but were also applied against about 94 million of the $200 million previously outstanding under our 2011 notes, plus the tender-related costs in connection with bringing in that 94 million. The remaining $106 million was placed in escrow to complete the paydown of the 2011 notes in January. The net effect of all the fourth-quarter financing transactions was an increase of approximately $1.9 million of cash during the quarter.

Slide 9 also includes some elements of our year-end balance sheet, though we’ve not shown the entire balance sheet here. I’ve referred to several of these balances in my previous remarks, and I won’t repeat those, but I’d like to emphasize a couple of effects of the recapitalization of Viasystems Group in connection with the merger. As we’ve described in our merger filings, the common stock of Viasystems underwent an approximate 1-for-12 reverse split, which, it’s been retroactively applied in reflecting 2.4 million common shares that are outstanding at the end of December. The Class A junior preferred stock and the Class B senior convertible preferred stock that you see on our year-end balance sheet are now gone — they’ve been exchanged for shares of common stock — but that part of the recapitalization has not been retroactively applied. Together with the shares issued in connection with the Merix merger, the recapitalization actions that I’ve just talked about, result in approximately 20 million shares of Viasystems’ stock outstanding today. We have no preferred or other classes of stock now outstanding.

Obviously, there are a number of moving parts that are going to affect our first quarter of 2010. Merix operations will be included in our results and consolidated with our results for approximately six weeks during this first quarter, from the date of the merger completion. In connection with normal purchase price allocation methodology, we’ll be required to write up all of the inventories that we acquired with Merix, and that will result in effectively zero margin dollars on the sales of those inventories as they go through their first churn. We also expect that there will be some restructuring charges reported in the first quarter of 2010 associated with gaining the merger synergies that we’ve talked about in the past and that Dave mentioned in his remarks, again.

Finally, the average share count during the first quarter of 2010 will be lower than the approximately 20 million shares that I’ve just described, because we had only 2.4 million shares outstanding for the first half of the quarter, so we’ll see a blended result reported in the future.

We’re proud of having completed the financings and the merger. We look forward to working with you as our new public shareholders.

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February 24, 2010

And that, being the completion of my prepared remarks, I’ll turn it back over to Dave for final comments before the Q&A session.

David Sindelar:	Thanks, Jerry. I’d just like to reiterate a few things. I believe we are well positioned for the recovery, especially as it relates to our cost structure. We are focused on integrating the business and achieving the merger’s synergies. We’re excited about the breadth of our new product offering and the depth of our technical talent. With the combined companies — or, excuse me, the combined capabilities of the merged company, we’ll have the opportunity to better serve our customers, and we have the liquidity to do what it takes to get it done.

With that, I’d like turn it back over to our operator, Allison, who will conduct the question and answer session.

Operator:	Thank you, Mr. Sindelar. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed the digit 1 on your touch-tone telephone. If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us, and we will take as many questions as time permits. Once again, please press star 1 on your touch-tone telephone to ask a question. Our first question comes from Matt Sherrin of Thomas Weisel. Your line is open.

Q:	Yes, thank you, and good morning. My first question, Dave, just is in regard to your outlook. I know you haven’t given any specific guidance, and I appreciate that. You talked about continuing to see some growth, albeit more modest perhaps than you’ve seen. Could you give us an idea of how you see the quarter shaping up, give us metrics like book to bill in Via, in Merix, the impact of Chinese New Year on your business, and especially Merix, because, with the second half of the quarter being counted, not the first half, obviously that’s going to play a role with Chinese New Year. So could you just give us an idea of how you see the quarter shaping up?

Answer (David Sindelar):	Right, and I’ll try and go through and kind of talk about the things we’ve disclosed and kind of just general feel about where I kind of sense it is today. As I think everybody is aware, we’ve released some book to bill information as a result of the fourth quarter, and the fourth-quarter book to bill information was extremely strong for Via. We were in the 1.15 kind of range. Merix, and I don’t have the numbers off the top of my head in the fourth quarter because they have that month off and all that kind of stuff, but they were roughly 1.1, 1.11, something like that, so we ended the year really strong. Kind of the general feel as we went into the first calendar quarter of 2010, January, quite frankly, I was a little concerned that we were going to see a fall-off because of the big December. January came in pretty strong. We’re kind of now in what, for lack of a better

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description, kind of never-never land in that we have Chinese New Year, and a lot of our demand in volume is created in Asia, and as a result, we have anywhere from seven to ten days of people going on vacation. While our demand in February hasn’t fallen off the cliff, it has taken what you would expect as a stutter step in just orders coming in, because nobody’s there to take them. So I’m not sure I can tell you that it’s—I feel that the market is as vibrant as I did in December, but it is still a pretty solid market.

Q:	Okay, thanks. And then, on the gross margin, you talked about how you had real strong margin contribution. It looked like it was 40 or 44 percent in the fourth quarter. I imagine that part of that is the fact is that your assembly business was down sequentially and the PCB business was up. So could you tell — and you talked about gross margin maybe not growing as much. Could you tell us what kind of incremental margin contribution you might expect over the next couple of quarters?

And then a related question on that assembly business. You said that some of the customers had pushed out some orders. Could you tell us when you expect those orders to come back?

Answer (David Sindelar):	Yeah, I’ll try to, and if I don’t touch all the bases, I’m sure you’ll remind me which ones I’ve missed.

On the margin side, obviously the mix between PCB and assembly — and while we historically haven’t the specific of what the margin profiles are of each one of those, PCB is slightly better than E-M solutions. So you do — from a pure gross margin standpoint, when E-M solutions go down and PCB grows higher, you’re going to have a higher margin look at it, but it’s not — the difference between the two is not 10, 15 points. So it has an effect but it doesn’t have that significant of an effect.

As the comments related into the first-quarter margins, the first-half margins, we historically go through and do all of our annual price negotiations kind of the September/October/November timeframe, which are effective January 1st. And while we don’t have significant pricing reductions, we do have some general price reductions on specific customers looking for volume, meeting the market and things of that nature. And I would say that our price pressure in 2010 is probably low single digits, so it’s not 5 percent. It’s probably closer into that 1 to 2 kind of range. So what also we’ve seen in the last 30 days or so, that some of our material suppliers are coming out looking for price increases as I’m sure you’re all aware, copper is a big component of a printed circuit board, and as copper goes up and down, prices of our raw materials go up or down and so we’re kind of working through all those, what they requested, what we’re negotiating, how’s it going to affect us and things of that nature. So, I think as we look at the first half, at least

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right now, I think a conservative look at the first half margins would be not to expect any significant increases as a result of any additional buy-in because we’re having minor price reductions and we’re working through our material and labor cost increases.

Q:	Okay and then on the assembly customer?

Answer (David Sindelar):	Yeah, the assembly customer probably our assembly side and on the wind power side is probably the most capital intense product that we participate in, not to say that a switch in a transmission station isn’t a capital intense item, but these wind turbines, windmills sell for $1-1.5 million and are very financing driven. And as I’m sure it’s no surprise to anybody on the phone over the last 12 to 18 months, financing has been difficult. I think the financing of those wind farms has begun to pick up and kind of thaw so to speak and I think we’re going to just see the lay of the more capital intense finance driven market and we would expect those sales to pick up in the second, probably about the middle of the year.

Q:	Okay that’s it for me now. Thanks a lot.

Operator:	Our next question comes from Eric Rubel of NTR Securities. Please go ahead.

Q:	Hi. Thanks for taking my questions. In your prepared remarks you talked about looking out at the current landscape in terms of seeing inventories restocking or recovery, can you give us a sense a little bit on an end market basis what you’re seeing. Automotive was very strong again in the quarter, the PCB sales looks like upside in auto kind of drove the better PCBs and the better margin. Am I right in thinking that and so you think that that’s sustainable going forward, and any other comments on the other end markets would be helpful as to whether you see them up or down in Q1?

Answer (David Sindelar):	Obviously, if you go back and look, and I think the combination of our sales and Merix sales are individually, I think you’ve seen trends pretty consistent and we saw a pick up in the printed circuit board volume kind of in the June/July timeframe and at first you kind of, we all scratched our heads and tried to say, well, why? The automotive market isn’t growing at 15, 20, 30 percent and I think what it relates to is if you go back into the December, January, February, March, April, May timeframe, while the automotive market may have been off 25, 30 percent, orders to us were off 40 to 50 percent. So I think what happened is in that first half of 2009 they burnt through their inventory and then somewhere around May or June or July they all woke up and said, I’ve got to start ordering at the market level. So the benefit for us is that we went in and eliminated as much cost as possible to survive or to operate effectively at a 50 percent kind of automotive order, and now that those volumes are coming back, I think we’re seeing the benefit of it and as you see in the fourth quarter as it relates to either gross

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margins or EBITDA margins or whatever, we’re performing pretty well. The inventory piece, has been a big concern. Just trying to understand what it is and how it is. I wish that our customers either allowed us or our customers gave us a vision into where their inventory is on a weekly, monthly, quarterly basis. The only good news that I can tell you is that at December 31st, I think it was both Ford and GM came out and GM said that inventory as a percent of sales was at the lowest level they’d ever been in the history of the company which gave me the comfort that whatever the demand was, it wasn’t for building inventory, it was for getting product out the door. And Ford came out and said that they were still looking to increase their inventory levels. I think at one juncture, probably in the April/May timeframe, the days inventory on the dealers’ lots were at historical levels. So, I’m not sure that they’ve rebuilt those inventories quite yet. So as I look forward, what I don’t want to do is get caught flat footed, so I think we continue to kind of poke and probe and be concerned, is this real volume, is it not real volume, what’s going on? Especially on the automotive side. We’ve seen increases in our other markets, but not nearly as substantial as the automotive side. So, and then again, as you kind of filter that all back, we’re not, I don’t believe that this economy, either U.S., Europe, or global economy is growing as fast as the orders increased over the last six months. So, I think we’re back to a normal order pattern. We’ve got some inventory build in there and we’ve got some market growth, albeit small. So we’re just kind of judging just to make sure. And what that does quite frankly is we have in certain customers, we have demand that is on the automotive side, both Merix automotive plant and our automotive plant, and while we can off load to the other plants, those facilities are essentially full today, which if you would have told me that was going to be true nine months ago, I wouldn’t have believed it.

Q:	That’s very helpful. Dave, you also for the first time kind of talked about some potential revenue synergies from the Merix customer base. Are there any specific kind of liquidity issues that may have been hampering Merix in their ability to kind of pursue customers and do you see the merger clearing that out and creating some specific opportunities that might drive revenue and any timeframe to see those come to fruition, particularly kind of maybe in the telecom area or also in the defense area?

Answer (David Sindelar):	Yeah, it’s hard for me to give you a specific answer to that because I actually didn’t have my hands on the controls until about a week ago and I heard different comments and different things. I think if you go back a year ago, I think that there were probably thousands of companies that people looked around and looked at the financial condition, looked at the economy that was going on and people we’re concerned about who was going to survive and who wasn’t going to survive. I think as time progressed, any financial hangover concerns started going by the wayside probably six months ago or whatever, if there in fact was any. As I talked about some of the financial, or the revenue synergies, I’m really more

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February 24, 2010

focused on, if you look at our customer base and their customer base, I think the overlap in what they do and what we do while a printed circuit board goes out the back end of the factory, we’re really addressing two different types of markets and two different kind of customer base. Let me just give you a few for instances. If you look at our top 10 customers, we only have two overlapping customers which I think is great. But if you look at the number of customers we have, we have about 100 to 125 customers. So we are high volume, low mix kind of production. If you look at Merix, Merix has over 800 customers so they are low to medium volume, high mix kind of customer base. So I think we’re going to be able to cross sell the various customers, number one, and two, I think we can do some stuff in China that they can’t do and I think they can do some stuff in North America that we can’t do. So that’s one aspect to it. The other aspect is that if you look at our top 10 customers, 8 of them, we’ve been able to cross sell, either our printed circuit boards, we’ve been able to cross sell E-M solutions, or if they’re a E-M solutions customer, we’ve been able to sell them PCBs. Well, Merix has 800 customers that currently do not buy an E-M solutions product from us. I would hope that over time we’re going to be able to penetrate that customer base. So — and again, everybody likes to look for one positive, but we closed the — we actually officially merged on Tuesday, we got listed on Wednesday and by Friday, and it probably was only $1000 order, but we got our first Viasystems customer quick-turn order going through the Merix quick-turn plant. Again, that and maybe $150 will buy you a cup of coffee, but it’s the beginning of what I think, we’re going to be able to get done.

Q:	Well, good luck on getting the cross selling really ramped up. Jerry, just one last quick one for me, on the liquidity, I thought I heard you say 125, clarify that for me, I thought you had ending cash of 110 and 75 million available on the revolver.

Answer (Jerry Sax):	You’ve got timeframes mixed up there. We did have 110 at the end of our year. The $75 million credit facility did not come into place until the closing of the merger transaction and at that time there was also cash that went out of the system to pay the proceeds as part of the consideration paid to Merix convertible debenture holders. So, we have sort of $125 million at the end of the year in our business and sort of $125 million today, though it’s composed of a different mix of cash and credit facilities.

Q:	Fair enough. Thank you very much.

Operator:	Our next question comes from Sean Harrison of Longbow Research. Please go ahead.

Q:	Good morning.

Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

Answer (David Sindelar):	Morning Sean.

Q:	Morning, I wanted to step back and look at the PCB business again maybe a different way. With volumes up sequentially for you in the December quarter, what do you think market growth was? What do you think your competitors did? I’m just trying to get how much maybe you’re outgrowing the market right now and kind of the prospects of that for the first half of 2010?

Answer (David Sindelar):	Good question. One of the difficulties of really kind of getting your mind wrapped around the printed circuit board industry and market growth and what’s market and what’s not, is that the printed circuit board industry is really, as you kind of get back into the markets, you’ve really got it segmented between automotive and telecom and computer and industrial and as you look at just printed circuit board companies, you kind of get, at least in my opinion, you kind of get the haze out there to really kind of figure out what’s going and what’s not going. A lot of our strength came from the automotive side. I think the, if you look at — and now we have the benefit of kind of being inside looking at what Merix did and what we did and the market growth for each one or the volume growth for each one, I think were pretty comparable. One may have been better than the other but I think by and large we’re seeing kind of the same strength. And we’ve also looked at that for the last, lived it for the last 12 months as the due diligence and negotiations and everything went on. I think there is, my general sense of it is that even when you get into the automotive side, we tend to be on critical applications as opposed to infotainment and things of that nature, which again, I think is a little different slice, but I guess it’s my feel, on the automotive side, is that we’re benefiting from the market coming back, but I also think we’re benefiting a little bit from some market share gain. Now, if you go in the other markets, I don’t feel like that is necessarily the same. I think we’re probably more participating in just market growth. There are unique opportunities here and there where we’ve penetrated into some computer datacom accounts that we were weren’t there before, but again, you’re talking on the computer datacom. It represents 12 percent, 13 percent of our business, and while we’re proud of the share growth there, it’s not going to be as dramatic as the share growth in a segment that’s 30-plus percent of your business.

Q:	Okay, it may be kind of building on that. Within Telecom in your prepared statements, you said the market seems steadier now, but you’re seeing some spikes. If you could maybe talk to that a little bit more; what do these spikes represent? Does it look like it’s getting smoother as you out over the next six months in terms of what customers are giving to you in terms of build rates and things like that?

Answer (David Sindelar):	Yeah, the path, and I’ll talk about the spikiness for the past 12 months as we look forward, hopefully it’ll become less spiky. But for the last 12 months, you had a

Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

market that was flat lined, like most every market. So I’m not picking on Telcomm by any stretch of the imagination — it’s just that the world was not there. But then all of the sudden, China would decide to build out a city with 3G and all of a sudden everybody would go crazy because they needed to get it implemented in three months. So in the first quarter, we were able to latch onto a large amount of Huawei sales and the first quarter was a lot stronger on the Telcomm side and then we spent the next quarter explaining why we didn’t have the Huawei sales but they were going to come back in September. And so you had these build outs or these stimulus spends that all the sudden, you had these big spikes and moving on. As I sit here today, looking out at the Telcomm landscape, I’m getting more and more encouraged by announcements like AT&T having to build out their infrastructure in the United States. I think they announce couple billion, maybe a little bit more build out over the next 12 or 18 months. Verizon is now talking about letting another slug of capital come out, all of which is going to benefit obviously the Telcomm equipment manufacturers and hopefully it’ll benefit us as well. So I’m hopeful that the spikiness will go by the wayside, but I think it’s going to take a while, and I think you’re still going to see these big projects spike up and then everybody’s going to run around and try to get the equipment built, installed, and then they’re going to sit around waiting for the next project to come.

Q:	Okay. Moving on to capacity utilization, I think you touched on being very full right now, but within the volume facilities that you have, or maybe even if you can look at it by, it’s probably a little bit more difficult, by market vertical, where are your capacity utilization rates at right now for volume production and just maybe commentary on lead times as well? Are they within the normalized range, or are you seeing them stretching a little bit?

Answer (David Sindelar):	If you take our plants and to a certain extent, I’ll leave the North American plants out, I’ll just talk about the China plants, we have two plants. Merix has two plants. Our plants are pretty similar. We have one that’s primarily dedicated to automotive. They have one that’s primarily dedicated to automotive. We have another one that can do soup to nuts, up to 60 layer boards in China down to double-sided boards, and they have a plant that can do double-sided up to 14, 15, 16, and I think they’re trying to get qualified up into the 20-24-layer range. So very similar market areas. As I mentioned, our automotive plants today are essentially full. And there are some bottlenecks and things we can go in and help out, but we’re pretty full at those two facilities. The other facilities, which are more all the other markets, and those plants can do automotive as well, and in fact, our Guangzhou facility does a significant amount of automotive production, so they’re producing that as well. I would say that they’re probably in the 75 percent to 85 percent utilization range and there are some things that you can do to break loose some additional capacity, either bottlenecks or things of that nature. As you come back over to the North American facility, San Jose is the Quickturn facility and it has, I haven’t asked this question specifically, but my guess is we’re

Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

probably at about a 50 percent to 60 percent utilization. There’s a lot of ability to expand there. The North American Forest Grove facility is one that is running near staffed capacity, and there’s an ability to add another shift, with another shift, if you just take three shifts and you can say you can add another one, the equipment capacity means it should be running at about 66 percent of the equipment capacity. So call it 70 just to be conservative and the key to adding another shift/not adding another shift is trying to figure out where the market recovery is, where the demand is, and whether or not you can justify a 30 percent increase in your workforce and everything else. And so that’s where we’re looking at it and trying to balance out where’s it going, what’s this going to be? Is this an inventory rebuild? And all the other things that we talked about.

Q:	I guess your last comments are pretty get into my next question. Just follow up with capital spending. If we continue at this rate, it looks like you’ll have to step up capex pretty significantly in 2010 versus 2009, but maybe not back to 2008 levels. Is that a good way to think about the dynamic?

Answer (David Sindelar):	Yeah, I think so. And if you look at the capital that we spent in 2009, we were specially on the Via side and I think on the Merix side as well. It was historical lows and I think that was the right thing to do. We focused on getting the excess cost out and things of that nature. We weren’t looking for capacity expansions and so we really pulled back a lot. So I would expect capital to increase in 2010. And not so much for capacity, as historically we look at it, but I think there’s going to be a fair amount of capital spent for capabilities, which one could classify as capacity, but we’re seeing a trend in the automotive side that moving towards HDI, high density interconnect, which heretofore hasn’t been a big player, but it’s coming. So us being what we think to be the market leader in the critical application, we need to lead that charge as well. So we need to make sure that we’ve got the capability and capacity to catch whatever comes so we don’t wake up three years from now and not be the market leader that we think we are today.

Q:	Okay, and then just one final question. In your introductory comments, on the defense and aerospace market, correct me if I’m wrong, but it seemed to suggest you don’t see a lot of growth in the underlying market right now, and it’s more what Viasystems/Merix can do in terms of taking market share. Is that a correct way to view the market dynamics over the next 12 months, as growth there is market share in the gains and not the market itself growing?

Answer (David Sindelar):	Absolutely. And again, I haven’t been in the military market, so I’m learning as I go, but if I step back and I look at the — and not to get into a big governmental political deficit discussion, but if I look at where the U.S. Government is today, I don’t see them going out and expanding the military spend. There’s thing that are baked in that are going to continue to go, so roughly, it’s a billion dollar market, $900 million to a billion dollar market. There’s one large player in there and it’s, I

Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

don’t think it’s any surprise who that is, it’s TTM and they have a dominant position of that market. But after that, there’s a bunch of ma and pa shops that somebody told me there’s $371 million dollar a year producers of printed circuit board that supply to the military side. So there’s a bunch of $5, $10, $15, $20 million dollar PCB suppliers. I believe a billion dollar market should have at least two significant market share holders, and if you look around with the capabilities and the breadth of capabilities and products and everything else, I believe it should be the combined Via/Merix. And again, when you have a market that fits here today for the combined companies in the $25 million-dollar range, a 10 percent market share should not be out of the realm of reason for us to go after, and that turns into a $90 to $100 million-dollar market for us and that would be tremendous growth from my perspective.

Dee Johnson:	Let’s see if there’s anybody else who has questions, too.

Q:	Okay, thank you very much for taking my questions and congratulations on the merger.

Answer (David Sindelar):	Hey thanks a lot.

Operator:	Our next question comes from Nick Farwell of Arver Group. Please go ahead.
Q:	Hey Jerry, I have to dash off for another call. Is it okay if I call Jerry you, this afternoon and catch up on my quick questions.

Answer (Dee Johnson):	Nick, we’ll get back to you. I’ll try and set up a time.

Q:	Okay, thank you.

Answer (David Sindelar):	All right, thanks.

Operator:	I’m showing our last question comes from Tony Ventrino of Federated Investors. Please go ahead.

Q:	Hello, good morning.

Answer (David Sindelar):	Good morning.

Q:	Just a couple of quick questions. You were talking about today, you were talking about the end markets. Just curious, are there any markets, you were talking about Telcomm a little bit with China and the spikiness there and auto kind of jumping back, but would you see that anywhere else? I mean are there any other products where you would see kind of a big step up in demand over the next two or three quarters?

Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

Answer (David Sindelar):	I don’t see a huge bounce. The only one that I would say that I’m hoping for a little bit stronger demand out of is on the I&I market, which is really the wind power side. I would expect that to be a little bit stronger from a billing standpoint.

Q:	And what leads you to believe that that’s going to come back? Is it just that the markets are thawing or are you hearing that from customers, that they’re starting to get more order activity?

Answer (David Sindelar):	Yeah, I think if you look at that market more as a, and I don’t want to liken it too much to the real estate market, but I will. But if you look at the real estate construction market, while most industries have suffered over the last 12 months, the construction industry, I believe is going to struggle more in the last half of 2009, beginning of 2010, just because of the financing everybody had in place to finish up the construction was still there halfway through to more than halfway through 2009, and then the lack of financing that happened at the end of 2008 and all of 2009 is going to take a while for it to filter through. So if you take that as an assumption, whether it’s right or wrong, just my opinion, then when you go back, and I think it was in the July-August time frame, groups like Goldman Sachs, I think Morgan Stanley came out with investment vehicles to invest in wind farm projects. So I think that the financing, the capital markets, and then the continued push by the various state and local governments to go to green energy generation, I think are going to start picking up some steam. And then with that said, too, we continue to track and try to figure out and plan what our year’s going to be and we are, today, hearing more favorable things than we heard six months ago from our customers.

Q:	Okay, then moving on to more income statement and cash flow related items. You guys are talking about the temporary cost reinstatements. When do you expect those to be reinstated, or have they already been? And what will the impact of that be?

Answer (David Sindelar):	We’ve got two companies so I’ve got to make sure I answer these questions right. We had a salary freeze. Merix had a salary freeze. Merix had actually a salary rollback, a 10 percent reduction for most all its office salaried people. That was pretty much effective January 1. The 10 percent rollback was rolled I guess rolled forward, reinstated, whatever the right word is.

Q:	January this year?

Answer (David Sindelar):	Yes. So in that regard, that’s in the numbers. As it relates to the salary freeze, we are and obviously over the last week or so, we’ve gone out and talked to all the Merix employees, and it’s been a hot topic for them as well, and our response is that when we feel like this recovery is real and it’s not just an inventory rebuild,

Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

we’re going to reevaluate the salary freeze and go back to normal merit increases and things of that nature. My sense of it is, and I’m hopeful that somewhere in the second quarter, we’re going to look back and say it’s feeling pretty good, it’s looking pretty good, let’s get back to a normal compensation arrangement with our employees. But what I don’t want to do is jump out and get ahead of the game and say okay, we’re going to start giving raises, and give 10 percent of your workforce a raise and then go back to the other 90 percent and say oops, it’s not here and so let’s kind of pull back on the reins again. So I think somewhere towards the second quarter is when we’ll reevaluate and try to figure out where we’re at from a market demand standpoint.

Q:	And then, how will that impact SG&A, and your margins? Is that just one or two million a quarter, or could it be more?

Answer (David Sindelar):	I’d have to, as opposed to just jump out and give you an answer, I think I probably ought to give that a little bit more thought to try to figure it out, and again, compensation is so regionally focused. So a raise in Hong Kong, unfortunately today, is probably a little bit higher as a percent than a raise in Juarez, Mexico or St. Louis. So I wouldn’t expect us to jump out of the box and all the sudden give everybody 10 percent raises. I think we’d probably get in and try to look and see where the market dynamics are and how it all unfolds. So it’s a pretty difficult discussion to have until we get to and see what the market data is in another three or four months.

Q:	Okay. And then as far as cash for next year, cash flow, what do you see as the major sources and uses of cash in 2010? Cash restructuring and merger related, and then even working capital. I know we talked about taxes a little bit. If you could just maybe talk about those.

Answer (David Sindelar):	May let you listen to somebody other than me. Let Jerry talk.

Answer (Jerry Sax):	So topically you’ve hit exactly the places where we expect to spend some cash. There will be a little bit of reinvestment in working capital, both the Merix side of the company and our side, enjoyed the conversion of working capital into cash during 2009. We’re very disciplined about how we’re letting that go back in and for example, even though we saw growth in the fourth quarter, our cash usage for working capital was very modest. So I anticipate that there will be a little bit of investment there, but not a significant amount. It’ll be the capex that Dave talked about earlier. It’ll be the cost of the ten new synergies, as you correctly identified. There was in February, in connection with the transaction as I mentioned earlier, cash that went out to former stakeholders in connection with the merger transaction, taxes should be somewhere between $5 and $10 million. It’s a constantly moving target dealing with China, but I feel confident that it’s going to

Viasystems Group, Inc.
Q4 2009 Results Conference Call
February 24, 2010

remain below $10 million on a combined company basis out in the future. Those are the principal factors that I watch.

Dee Johnson:	Tony, let me see if there’s anyone else in the queue and we’re over time, so we’ll just take one more question please.

Operator:	I’m actually showing no further questions, ma’am.

Dee Johnson:	Okay, Tony, if you’ve got one more, we’ll take it. Can you put the previous caller back on, the previous questioner?

Operator:	Pardon me, Tony, if you have a question, please press star, then one on your touchtone telephone.

Dee Johnson:	Okay, it sounds like we’re wrapped up. We thank you very much everyone for joining us today for Viasystems Group’s Fourth Quarter Conference Call. We would be happy to do follow up calls with you this afternoon and help you with any background questions. We sincerely appreciate your interest in our company and we look forward to working with you. This concludes our conference call. Thanks.

Operator:	Ladies and gentlemen, that does conclude today’s conference. You may all disconnect and have a wonderful day.